Exhibit 10.124

FEDERATED HERMES, INC.
Stock Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, is made and effective as of the ______ day of ______,
______ by and between Federated Hermes, Inc. (including its successors and assigns, the "Company"), a Pennsylvania corporation having its principal place of business in Pittsburgh, Pennsylvania

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_____________________, an employee of the Company (the "Participant"). Capitalized terms used in this Agreement shall, unless specifically defined herein, have the respective meanings given to such terms in the Federated Hermes, Inc. Stock Incentive Plan (the "Stock Incentive Plan").

WITNESSETH THAT:

WHEREAS, in order to provide incentives to its employees, the Company has adopted the Stock Incentive Plan under which, among other things, Awards of Class B Common Stock of the Company, no par value (the "Class B Common Stock"), can be made to salaried employees; and

WHEREAS, the Company desires to have Participant continue in its employ and to provide Participant with an incentive to put forth maximum effort for the success of the business; and

WHEREAS, Participant holds a position of trust and confidence within Federated (as hereafter defined), and Federated has entrusted and will continue to entrust Participant with its trade secrets and confidential, proprietary business information and knowledge about and relationships with Federated employees and Federated customers and clients. Because such information and relationships could be used by Federated’s competitors to gain an unfair advantage against Federated, this Agreement contains noncompetition provisions to protect Federated’s confidential information, employee and client relationships, and goodwill; and

WHEREAS, subject to the terms and conditions hereafter set forth, by action of the Board Committee, the Company hereby grants an Award of Class B Common Stock to Participant.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
Definitions

As used herein:

1.1    "Federated" shall mean Federated Hermes, Inc. or any corporate parent, affiliate, or direct or indirect subsidiary thereof, or any successor to Federated, for which Participant performs services, regardless of whether this Agreement has been expressly assigned to such corporate parent, affiliate, or direct or indirect subsidiary, or successor.
1.2    "Restriction Period" shall mean the period beginning on the date of this Agreement and ending on (i)______ ______, ______with respect to the Shares that would be Vested Shares as of ______ ______, ______ pursuant to Section 3.1 and ______ ______, ______, with respect to the remaining Shares pursuant to Section 3.1, (ii) in the event of Participant’s Disability, ______ ______, ______ with respect to the Shares that would be Vested Shares pursuant to Section 3.2(a) and ______ ______, ______ with respect to all Shares pursuant to Section 3.2(b), (iii) in the event of Participant’s death, the date of Participant’s death with respect to the Shares that are then Vested Shares if such event shall occur prior to ______ ______, ______, and the date of Participant’s death with respect to all Shares if Participant’s death shall occur on or after ______ ______, ______.
1.3    "Unvested Shares" shall mean all Shares other than Vested Shares.
1.4    "Vested Shares" means Shares that have vested in accordance with Section 3.1 or Section 3.2.
ARTICLE II
Grant of Restricted Stock

2.1    Subject to the conditions set forth in Section 2.2 hereof and the other terms and conditions of this Agreement, the Company hereby grants, effective ______ ______, ______, to Participant an Award (the "______ Award") to purchase ____ ( ) shares (the "Shares") of Class B Common Stock at a purchase price of $3.00 per share (the "Purchase Price"). At the discretion of the Company, certificates for the Shares may not be issued. In lieu of certificates, the Company will establish a book entry account for the Shares in the name of the Participant with the Company's transfer agent and registrar for the Class B Common Stock.

2.2    Notwithstanding Section 2.1 or any other provision of this Agreement to the contrary, this Agreement shall become effective only if Participant executes and delivers to the Company two counterparts of this Agreement along with the Purchase Price for the Shares by ______ ______,______, time being of the essence.

ARTICLE III
Terms of the Award

3.1    During the continuation of Participant's employment by Federated, a portion of the ______ Award shall vest in Participant in accordance with the schedule of vesting as follows:

Date	Portion Vested	Cumulative Percentage
______ ______, 20______	5%	5%
______ ______, 20______	5%	10%
______ ______, 20______	5%	15%
______ ______, 20______	5%	20%
______ ______, 20______	30%	50% (restrictions lapse)
______ ______, 20______	5%	55%
______ ______, 20______	5%	60%
______ ______, 20______	5%	65%
______ ______, 20______	5%	70%
______ ______, 20______	30%	100% (restrictions lapse)

3.2    In the event of the Disability or death of Participant after the effective date of this Agreement:

(a) Prior to ______ ______, ______, any portion of the Shares not then Vested Shares as of the date of such Disability or death shall be forfeited and sold back to the Company in accordance with Section 3.3 below. The Restriction Period shall end on the date of Participant's death, or in the case of Participant’s Disability, the Restriction Period shall end on
______ ______, ______.

(b) On or after ______ ______, ______, any portion of the Shares not then Vested Shares as of the date of such Disability or death shall become Vested Shares upon such Disability or death. The Restriction Period shall end on the date of Participant's death, or in the case of Participant’s Disability, the Restriction Period shall end on ______ ______, ______.

(c) For purposes of this Agreement, "Disability" shall be deemed to have occurred as of the first day following Participant's termination of employment by Federated as a result of a mental or physical condition that prevents Participant from engaging in the principal duties of Participant's employment with Federated as determined in accordance with the Rules and Regulations Establishing Formal Review Procedures under the Stock Incentive Plan.

3.3    Upon the termination or cessation of Participant's employment with Federated for any reason whatsoever, including an involuntary termination without cause,

Participant shall immediately sell to the Company, and the Company shall purchase from Participant, all Shares that are Unvested Shares as of the date of termination or cessation of employment, in each case at the Purchase Price per Share.

3.4    Participant acknowledges that in the event that Participant shall, during the course of Participant's employment with Federated, engage in "competition" with Federated as defined but excluding the temporal limitations contained in Section 3.6 of this Agreement, Participant shall immediately sell to the Company and the Company shall purchase from Participant, at the Purchase Price per Share, all Shares, whether Vested Shares or Unvested Shares, then owned by the Participant. If Participant chooses to engage in competition with Federated as defined above, Participant will knowingly be forfeiting Participant’s ______ Award, whether Vested Shares or Unvested Shares, granted under this Agreement and will have considered the loss of such a potential benefit in Participant's decision to engage in competition with Federated.

3.5    Participant acknowledges that in the event that Participant engages in competition with Federated as defined and within the temporal limitations contained in Section 3.6 of this Agreement, then Federated shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such breach or threatened breach thereof by Participant, Participant’s partners, agents, servants, employers, and employees, and any other persons acting for or with Participant. Participant further agrees that any corporate parent, direct or indirect subsidiary, affiliate, or successor of Federated for which Participant performs services may enforce this Agreement without need for any assignment of this Agreement.

3.6    Participant shall be deemed to have engaged in "competition" with Federated in the event that,

(a) During the period of Participant's employment by Federated and thereafter until the date that is one (1) year after the last date for which compensation (including any pay beyond the last day actively worked, if any) is received from Federated, Participant, for himself or herself, as an agent or employee, or on behalf of any person, association, entity, partnership or corporation, other than Federated, directly or indirectly, engages in the sale of shares of mutual funds or any securities, insurance, and/or other products or services which may be competitive with any of the products and/or services offered by Federated within any territory to which Participant shall have been assigned at any time during the two (2) year period prior to Participant's termination of employment. If Participant has not been assigned a geographic territory of responsibility at any time during the two (2) year period prior to Participant's termination from Federated, this Section 3.6(a) of this Agreement shall not be applicable to Participant.

(b) During the period of Participant's employment by Federated and thereafter until the date that is one (1) year after the last date for which compensation (including any pay beyond the last day actively worked, if any) is received from Federated, Participant, for himself or herself, as an agent or employee, and/or on behalf of any person, association, entity, partnership or corporation, other than Federated, directly or indirectly, solicits or attempts to obtain business from, accepts business from, and/or does business with or services, and/or, directly or indirectly, aids or assists anyone else in the solicitation and/or acceptance of business from, any of Federated’s customers and/or clients or potential customers and/or clients to whom Participant made sales, upon whom Participant called and/or whom Participant was responsible for servicing, during Participant's course of employment with Federated at any time during the two (2) year period prior to Participant's termination of employment. By way of example and not limitation, the terms "customers" and "clients" used in this Agreement include the individual people whom Participant shall have personally called upon in the final two (2) years of Participant's Federated employment, as well as the entity (and/or any successor thereto) that employed those individuals. Accordingly, this Section 3.6(b) precludes Participant from soliciting (i) any registered representative and/or individual whom Participant sold to and/or called upon in the final two (2) years of Participant's employment; (ii) any office and/or branch of any broker/dealer, organization and/or entity (firm) whom Participant sold to and/or called upon in the final two (2) years of Participant's employment; and/or (iii) any registered representative and/or individual assigned to an office and/or branch of any broker/dealer, organization and/or entity which employs any registered representative and/or individual to whom Participant sold and/or called upon in the final two (2) years of Participant's employment. The prohibitions in this Section 3.6(b) extend to sales, and/or solicitations intended to effect the purchase and/or sale, of securities and/or other products or services which may be competitive with any of the products and/or services offered by Federated. Participant agrees that the provisions of this Section 3.6(b) are necessary to protect Federated's interests in its trade secrets, Confidential Information (as defined herein), and customer relationships. Participant acknowledges that the use and/or disclosure of Federated's trade secrets and Confidential Information would be inevitable were Participant to engage in the conduct described in this Section 3.6(b).

(c) During the period of Participant's employment by Federated and thereafter until the date that is two (2) years after the last date for which compensation (including any pay beyond the last day actively worked, if any) is received from Federated, Participant, directly or indirectly, induces and/or attempts to induce any Federated employee to terminate employment; hires and/or participates in the hiring and/or interviewing of any Federated employee for or by a competing firm; provides names and/or other information about Federated’s employees for the purpose of assisting others to hire such employees; provides information to a Federated employee about Participant's employer and/or any company or entity affiliated with Participant's employer for the purpose of assisting that Federated employee in finding employment with such entity. For purposes of this Section 3.6(c), a Federated employee means any person who is a current Federated employee and/or was employed by Federated within six (6) months of the date of any action of Participant that violates this Section 3.6(c).

(d) Participant (i) uses or discloses Confidential Information except in the course of Participant's employment with Federated and for the sole benefit of Federated, (ii) does not return to Federated all materials, including copies, which contain Confidential Information immediately upon termination of Participant's employment, or (iii) uses any Confidential Information after Participant's separation of employment with Federated. Participant recognizes and acknowledges that: (1) in the course of Participant's employment by Federated, it will be necessary for Participant to receive, acquire or develop information which could include, in whole or in part, information from the TotalClient database, CAR, SMART or CDA sales reports, information concerning Federated’s sales, sales volume, sales methods, sales proposals, customers and/or clients and potential prospects, identity of key purchasing personnel in the employ of customers and/or clients and potential prospects, amount and kind of customer or clients’ purchases from Federated, customer or client lists and other confidential customer or client information regarding each customer or client’s type of purchases, volume of business, details of previous calls and personal data regarding each registered representative, customer and/or client, information about the compensation, skills, abilities, training or qualifications of Federated employees, Federated’s sources of supply, business plans, technical secrets, customer and/or client information, methodologies, know-how and other information not generally known to the public and any tangible embodiments thereof including, but not limited to, drawings, computer software, computer hardware, designs, specifications, estimates, blueprints, plans, data, reports, processes, models, memoranda, notebooks, notes, sketches, artwork, mock-ups, letters, manuals, documents, photographs, motion pictures, and copies of all or portions thereof (collectively referred to herein as the "Confidential Information"); (2) the Confidential Information is the property of Federated; (3) the use, misappropriation or disclosure by or for a person or entity other than Federated of the Confidential Information would constitute a breach of trust and could cause irreparable injury to Federated; and (4) it is essential to the protection of Federated’s competitive position that the Confidential Information be kept secret and that it not be used for Participant's own advantage or the advantage of others. Participant understands that Federated has received and will continue to receive, under obligations of secrecy, Confidential Information belonging to customers and/or clients and other third parties. Participant promises to treat Confidential Information from third parties with the same care specified in this section for Confidential Information received from Federated. For the avoidance of doubt, nothing in this Agreement prevents reporting (or receiving financial awards from the government resulting from reporting) possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation, including, without limitation, good faith disclosure on a confidential basis of Confidential Information constituting "Trade Secrets" as defined in 18 U.S.C. § 1839, and so long as such disclosures are consistent with 18 U.S.C. § 1833.

3.7    Participant hereby acknowledges and agrees that:
(a)    This Agreement is necessary for the protection of the legitimate business interests of Federated;
(b)    The restrictions contained in this Agreement regarding scope, length of term and types of activities restricted are reasonable;
(c)    Participant has received adequate and valuable consideration for entering into this Agreement;
(d)    Participant’s covenants in Sections 3.4 to 3.7 of this Agreement shall be construed as independent of any other provisions and the existence of any claim or cause of action Participant may have against Federated, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Federated of these covenants;
(e)    This Agreement does not prevent Participant from earning a livelihood after termination or cessation of employment with Federated; and
(f)    Participant has an obligation to notify prospective employers of the covenants in Sections 3.4 to 3.7 of this Agreement.
ARTICLE IV
Withholding Taxes; Section 83(b) Election

4.1    The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any Shares or the removal of any stop order or transfer restrictions on the Shares or any restrictive legends on the Certificates representing the Shares hereunder, an amount in cash sufficient to satisfy minimum federal, state and local tax withholding requirements associated with the ______ Award (each a "Withholding Obligation"). Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 5.1 hereof, in the event of any minimum federal, state or local tax Withholding Obligation (other than pursuant to an election under Section 83(b) as described in Section 4.2 below), the Company has the right to permit the Participant to sell, or to have sold on Participant's behalf, Shares, to a third party, in an amount and under such terms and conditions as the Company shall establish in its sole discretion. Additionally, the Company, in its sole discretion, shall have the right to withhold from the Participant Shares with a Fair Market Value (as defined in the Stock Incentive Plan) equal to the Company's minimum federal, state and local tax withholding requirements associated with the ______ Award. For this purpose, Fair Market Value shall be determined as of the day that the Withholding Obligation arises.

4.2    The Participant acknowledges that (a) the Participant has been informed of the availability of making an election in accordance with Section 83(b) of the Code; (b) that such election must be filed with the Internal Revenue Service within thirty (30) days of the date of grant of this ______ Award; and (c) that the Participant is solely responsible for making such election. Participants who do not make the election under Section 83(b) acknowledge that dividends on the Unvested Shares will be treated as compensation and subject to tax withholding in accordance with the Company's practices and policies.

ARTICLE V
Restrictions on Transfer
5.1    Participant hereby acknowledges that none of the Shares, whether Vested Shares or Unvested Shares, may be sold, exchanged, assigned, transferred, pledged, hypothecated, gifted or otherwise disposed of (collectively, "disposed of") until the expiration of the Restriction Period applicable to those Shares and the payment of any minimum withholding tax. Participant further acknowledges that there may be a period of administrative delay between the date on which the Restriction Period expires and the date on which the Shares may be disposed of by the Participant. The Board Committee may, in its sole discretion, permit the

Shares to be transferred to a "family member" as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time under terms and conditions as may be determined by the Human Resources Department.

5.2    Participant shall not dispose of the Shares acquired, or any portion thereof, at any time, unless Participant shall comply with the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder, any other applicable securities law, and the terms of this Agreement and the Stock Incentive Plan. Participant further agrees that the Company may direct its transfer agent to refuse to register the transfer of any Shares underlying the ______ Award which, in the opinion of the Company's counsel, constitutes a violation of any applicable securities laws then in effect or the terms of this Agreement.

5.3    Any certificate representing the Shares issued during the Restriction Period shall, unless the Board Committee determines otherwise, bear a legend substantially as follows:
"The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Hermes, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Restricted Stock Award Agreement between the registered owner and Federated Hermes, Inc. A copy of the Plan, such rules and such agreement may be obtained from the Secretary of Federated Hermes, Inc."

The Participant further acknowledges and understands that the certificates representing the Shares issued hereunder may bear such additional legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.

Any book entry for the Shares will be restricted and subject to stop orders during the Restriction Period.

5.4    If certificates representing the Shares underlying the ______ Award are issued during the Restriction Period, they shall be retained in custody by the Company. Within a reasonable time after Vested Shares may be disposed of by the Participant in accordance with Section 5.1 hereof, all restrictions or stop orders applicable to the Shares shall be removed and, in the event that certificates have been issued, legends shall be removed upon the Participant’s written request to the transfer agent.

ARTICLE VI
Miscellaneous
6.1    In the event of any change or changes in the outstanding Class B Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, splitup, combination or exchange of shares, or any similar change affecting the Class B Common Stock, any of which takes effect after the effective date of this Agreement, then in any such event the number and kind of shares subject to the ______ Award, the Purchase Price and any other similar provisions, shall be equitably adjusted consistent with such change in such manner as the Board Committee, in its discretion, may deem appropriate to prevent dilution or enlargement of the rights granted to Participant hereunder. Any adjustment so made shall be final and binding upon Participant and all other interested parties.

6.2    Whenever the word "Participant" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the ______ Award may be transferred by will or by the laws of descent and distribution, the word "Participant" shall be deemed to include such person or persons.

6.3    After the effective date of this Agreement: (a) the Participant shall be entitled to vote the Shares, whether Vested Shares or Unvested Shares, on all matters presented to the holders of Class B Common Stock of the Company and (b) the Shares, whether Vested Shares or Unvested Shares, shall be deemed to be issued and outstanding for all purposes, including, without limitation, the payment of dividends and distributions and any determination of any stockholder's or stockholders' percentage equity interest in the Company.

6.4    Nothing in this Agreement or the Stock Incentive Plan shall confer upon Participant any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of Participant with or without cause.

6.5    The ______ Award received by Participant pursuant to this Agreement shall not be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

6.6    Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by Participant to the Company shall be mailed or delivered to the Secretary of the Company at its office at 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to the Participant.

6.7    This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

6.8    The ______ Award shall be subject to the terms and conditions set forth in the Stock Incentive Plan, and in the event of any conflict between the provisions of this Agreement and those of the Stock Incentive Plan, the Stock Incentive Plan provisions shall govern.

6.9    This Agreement will be binding upon and inure to the benefit of Participant's heirs and representatives and the assigns and successors of the Company and may be assigned by the Company to any third party, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by Participant.

6.10    Except as stated hereafter, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Participant has entered into an agreement with Federated that contains provisions pertaining to non-competition or non-solicitation of clients, non-solicitation or non-hiring of employees and/or non-disclosure or non-use of confidential information, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. This Agreement may be amended or terminated at any time by written agreement of the parties hereto. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Agreement to the extent necessary to conform the provisions of this Agreement with Section 409A of the Code and the regulations promulgated thereunder ("Section 409A") or an exception thereto.

6.11    Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, then (a) such provisions will be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement will remain in full force and effect.

6.12    Any dispute or litigation arising out of or relating to this Agreement will be resolved in the courts of Allegheny County or the Western District of Pennsylvania and Participant hereby consents to jurisdiction in Pennsylvania.

6.13    No rule of strict construction will be implied against the Company, or any other person in the interpretation of any of the terms of this Agreement or any rule or procedure established by the Board Committee.

6.14    Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company to implement the provisions and purposes of this Agreement.

6.15    The Participant hereby grants to the Company an irrevocable power of attorney and declares that the Company shall be the attorney-in-fact to act for and on behalf of the Participant, to act in the Participant's name, place and stead, in connection with (i) any and all transfers of Shares, whether Vested Shares or Unvested Shares, to the Company pursuant to this Agreement, including pursuant to Sections 3.3, 3.4 and 4.1 hereof, or (ii) any sale of Vested Shares to a third party pursuant to Section 4.1 hereof.

6.16    The ______ Award is intended to be excepted from coverage under Section 409A and shall be interpreted and construed accordingly. The Company may, in its sole discretion and without the Participant's consent, modify or amend the terms of this ______

Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable to cause this ______ Award to be excepted from Section 409A (or to comply therewith to the extent that Company determines it is not excepted). Notwithstanding the foregoing, Participant recognizes and acknowledges that Section 409A may impose upon the Participant certain taxes or interest charges for which the Participant is and shall remain solely responsible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

FEDERATED HERMES, INC.

By ___________________________

______________________________
(Title)

PARTICIPANT

______________________________

Print Name:____________________